Exhibit 21
SUBSIDIARIES OF THE REGISTRANT
(As of December 31, 2018)

Name	State or Country of Organization
Arconic Domestic LLC	Delaware
Arconic Securities LLC	Delaware
Howmet International Inc.	Delaware
Howmet Holdings Corporation	Delaware
Howmet Corporation	Delaware
Arconic International Holding Company LLC	Delaware
Arconic Luxembourg S.à r.l.	Luxembourg
Arconic Inversiones España S.L.	Spain
Arconic Inversiones Internacionales S.L.	Spain
Arconic-Köfém Kft	Hungary
Arconic Global Treasury Services S.a.r.l.	Luxembourg
Alumax LLC	Delaware
Alumax Mill Products, Inc.	Delaware
Cordant Technologies Holding Company	Delaware
Arconic Global Fasteners & Rings, Inc.	Delaware
Huck International Inc.	Delaware
FR Acquisition Corporation (US), Inc.	Delaware
JFB Firth Rixson Inc.	Delaware

The names of particular subsidiaries have been omitted because, considered in the aggregate as a single subsidiary, they would not constitute, as of the end of the year covered by this report, a “significant subsidiary” as that term is defined in Regulation S-X under the Securities Exchange Act of 1934.